                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                  Aventis S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    053561106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 20, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [x] Rule 13d-1(d)


----------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

CUSIP No. 053561106                 13G                     Page 2 of 10 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         Petrochemical Resources Holding B.V.*

* The securities which are subject to this statement are 100% owned by Petrochemical Resources Holdings B.V., which is 100% owned by Kuwait Petroleum (Nederland) B.V., which is 75% owned by KPC International N.V., which is 100% owned by KPC Holdings (Aruba) A.E.C., which is 100% owned by Kuwait Petroleum Corporation, the ultimate parent of the forgoing entities.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]

--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      The Netherlands
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      108,027,006
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

      108,027,006
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      108,027,006
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     13.89%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 053561106                 13G                     Page 3 of 10 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         Kuwait Petroleum (Nederland) B.V. *

* The securities which are subject to this statement are 100% owned by Petrochemical Resources Holdings B.V., which is 100% owned by Kuwait Petroleum (Nederland) B.V., which is 75% owned by KPC International N.V., which is 100% owned by KPC Holdings (Aruba) A.E.C., which is 100% owned by Kuwait Petroleum Corporation, the ultimate parent of the forgoing entities.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]

--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      The Netherlands
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      -0-
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

     -0-
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      108,027,006
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      13.89%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 053561106                 13G                     Page 4 of 10 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         KPC International N.V *

* The securities which are subject to this statement are 100% owned by Petrochemical Resources Holdings B.V., which is 100% owned by Kuwait Petroleum (Nederland) B.V., which is 75% owned by KPC International N.V., which is 100% owned by KPC Holdings (Aruba) A.E.C., which is 100% owned by Kuwait Petroleum Corporation, the ultimate parent of the forgoing entities.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]

--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      Netherlands Antilles
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      -0-
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

     -0-
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      108,027,006
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      13.89%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 053561106                   13G                   Page 5 of 10 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         KPC Holdings (Aruba) A.E.C.*

* The securities which are subject to this statement are 100% owned by Petrochemical Resources Holdings B.V., which is 100% owned by Kuwait Petroleum (Nederland) B.V., which is 75% owned by KPC International N.V., which is 100% owned by KPC Holdings (Aruba) A.E.C., which is 100% owned by Kuwait Petroleum Corporation, the ultimate parent of the forgoing entities.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]

--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      Aruba
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      -0-
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

     -0-
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      108,027,006
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      13.89%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 053561106                 13G                     Page 6 of 10 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         Kuwait Petroleum Corporation*

* The securities which are subject to this statement are 100% owned by Petrochemical Resources Holdings B.V., which is 100% owned by Kuwait Petroleum (Nederland) B.V., which is 75% owned by KPC International N.V., which is 100% owned by KPC Holdings (Aruba) A.E.C., which is 100% owned by Kuwait Petroleum Corporation, the ultimate parent of the forgoing entities.

--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]

--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      Kuwait
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      -0-
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

      -0-
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      108,027,006
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

      13.89%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 053561106                 13G                     Page 7 of 10 Pages

SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(d)

Item 1(a). Name Of Issuer:

         Aventis S.A.

Item 1(b). Address of Issuer's Principal Executive Offices:

         BP 67917
         67917 Strasbourg Cedex 9
         France

Item 2(a). Names of Person Filing:

         Petrochemical Resources Holdings B.V.

Item 2(b). Address of Principal Business Office or, if none, Residence:

         Postbus 21236
         3001 AE Rotterdam
         The Netherlands

Item 2(c). Citizenship:

         The Netherlands

Item 2(d). Title of Class of Securities:

         Ordinary Shares of Aventis S.A.

Item 2(e). CUSIP Number:

         053561106

Item 3. This statement is filed pursuant to Rules 13d-1(d).

         Not applicable.

Item 4. Ownership

    (a)  Amount Beneficially Owned:

         108,027,006

    (b)  Percent of Class:

         13.89%

    (c)  Number of shares as to which the person has:

        (i)   sole power to vote or direct the vote:  108,027,006

        (ii)  shared power to vote or direct the vote:  0

        (iii) sole power to dispose or to direct the disposition of: 108,027,006

CUSIP No. 053561106                13G                     Page 8 of 10 Pages

        (iv) shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Not applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Pursuant to Rule 13d-1(k) this Schedule 13G is filed jointly on behalf of each of Petrochemical Resources Holding B.V., Kuwait Petroleum (Nederland) B.V., KPC International N.V., KPC Holdings (Aruba) A.E.C. and Kuwait Petroleum Corporation.


Date:  February 10, 2000



Petrochemical Resources Holding B.V.


By:   /s/ Seham A. Razzouqi
      ---------------------------------
      Seham A. Razzouqi
      Chairman & Managing Director


      /s/ Abdulhadi Al-Awwad
      ---------------------------------
      Abdulhadi Al-Awwad
      Managing Director

CUSIP No. 053561106                 13G                     Page 9 of 10 Pages


Kuwait Petroleum (Nederland) B.V.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 17, 1999


KPC International N.V.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 16, 1999


KPC Holdings (Aruba) A.E.C.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 15, 1999


Kuwait Petroleum Corporation.


By:   /s/ Seham A. Razzouqi
      ------------------------------------------
      Seham A. Razzouqi
      Acting Deputy Chairman & CEO

CUSIP No. 053561106                 13G                     Page 10 of 10 Pages


                       EXHIBIT - AGREEMENT ON JOINT FILING

      The undersigned, on February 10, 2000, agree and consent to the joint filing, pursuant to Rule 13d-1(k), on their behalf of this Schedule 13G in connection with their beneficial ownership of the Ordinary Shares of Aventis S.A.


Date:  February 10, 2000


Petrochemical Resources Holding B.V.


By:   /s/ Seham A. Razzouqi
      ------------------------------------------
      Seham A. Razzouqi
      Chairman & Managing Director


      /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad
      Managing Director


Kuwait Petroleum (Nederland) B.V.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 17, 1999


KPC International N.V.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 16, 1999


KPC Holdings (Aruba) A.E.C.


By:   /s/ Abdulhadi Al-Awwad
      ------------------------------------------
      Abdulhadi Al-Awwad under Power of Attorney
      dated December 15, 1999


Kuwait Petroleum Corporation.


By:   /s/ Seham A. Razzouqi
      ------------------------------------------
      Seham A. Razzouqi
      Acting Deputy Chairman & CEO